                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                        AUDIO VISUAL SERVICES CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    050727106

                                December 31, 2000
                                -----------------
             (Date of Event Which Require Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:
                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for thepurpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 9 Pages
                             Exhibit Index: Page 9

--------------------                                           -----------------
CUSIP No.  050727106                   13G                     Page 2 of 9 Pages
--------------------                                           -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Warburg, Pincus Investors, L.P.
           I.R.S. Identification No. 13-3549187


---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY


---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-

                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             5,598,636
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 -0-

                     ------ ----------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                            5,598,636

---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,598,636

---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           23.7%

---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN

---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                           -----------------
CUSIP No.  050727106                   13G                     Page 3 of 9 Pages
--------------------                                           -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           E.M. Warburg, Pincus & Co., LLC
           I.R.S. Identification No. 13-3536050
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY


---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York

-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-

                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             5,598,636
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 -0-

                     ------ ----------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                            5,598,636

---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,598,636

---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           23.7%

---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00

---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                           -----------------
CUSIP No.  050727106                   13G                     Page 4 of 9 Pages
--------------------                                           -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Warburg, Pincus & Co.
           I.R.S. Identification No. 13-6358475
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY


---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York

-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-

                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             5,598,636
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 -0-

                     ------ ----------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                            5,598,636

---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,598,636

---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           23.7%

---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN

---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).          Name of Issuer:
---------           ---------------

                    AUDIO VISUAL SERVICES CORPORATION (the "Issuer")

Item 1(b).          Address of Issuer's Principal Executive Offices:
---------           ------------------------------------------------

                    111 West Ocean Boulevard, Suite 1110
                    Long Beach, CA  90802

Items 2(a),         Name of Person Filing; Address of Principal
-----------         -------------------------------------------
(b) and (c)         Business Office:
-----------         ----------------

                    This statement is filed by and on behalf of
                    (a) Warburg, Pincus Investors, L.P., a
                    Delaware limited partnership ("WPI"); (b)
                    Warburg, Pincus & Co., a New York general partnership ("WP"); and (c) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), which manages WPI. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

                    WPI, WP and EMW LLC have shared ownership and voting dispositive power with respect to 5,598,636 shares of Common Stock (as defined below).

Item 2(d).          Title of Class of Securities:
---------           -----------------------------

                    Common Stock, par value $0.01 per share (the
                    "Common Stock")

Item 2(e).          CUSIP Number:
---------           -------------

                     050727106

Item 3.             Not Applicable

Item 4.             Ownership:
------              ----------


                                Page 5 of 9 pages

                    Warburg Pincus Investors, L.P.
                    ------------------------------

                    (a) Amount beneficially owned: 5,598,636 shares of Common Stock, as of December 31, 2000.

                    (b) Percent of Class: 23.7%

                    (c) (i)   Sole power to vote or direct the
                              vote: -0-
                        (ii)  Shared power to vote or direct the
                              vote: 5,598,636
                        (iii) Sole power to dispose of or direct the
                              disposition of: -0-
                        (iv)  Shared power to dispose of or
                              direct the disposition of: 5,598,636

                    Warburg, Pincus & Co.
                    ---------------------

                    (a) Amount beneficially owned: 5,598,636 shares of Common Stock, as of December 31, 2000.

                    (b) Percent of Class: 23.7%

                    (c) (i)   Sole power to vote or direct the
                              vote: -0-
                        (ii)  Shared power to vote or direct the vote:
                              5,598,636
                        (iii) Sole power to dispose of or direct the
                              disposition of: -0-
                        (iv)  Shared power to dispose of or
                              direct the disposition of: 5,598,636

                    E.M. Warburg, Pincus & Co., LLC
                    -------------------------------

                    (a) Amount beneficially owned: 5,598,636 shares of Common Stock, as of December 31, 2000.

                    (b) Percent of Class: 23.7%

                    (c) (i)   Sole power to vote or direct the
                              vote: -0-
                        (ii)  Shared power to vote or direct the
                              vote:  5,598,636


                               Page 6 of 9 pages

                        (iii) Sole power to dispose of or direct the
                              disposition of: -0-
                        (iv)  Shared power to dispose of or
                              direct the disposition of: 5,598,636

Item 5.             Ownership of Five Percent or Less of a Class:
------              --------------------------------------------

                    Not Applicable.

Item 6.             Ownership of More than Five Percent on Behalf
-------             ---------------------------------------------
                    of Another Person:
                    ------------------

                    Not Applicable

Item 7.             Identification and Classification of the
------              ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on By the Parent Holding Company:
                    ------------------------------------------

                    Not Applicable

Item 8.             Identification and Classification of
------              ------------------------------------
                    Members of the Group:
                    ---------------------

                    Not Applicable

Item 9.             Notice of Dissolution of Group:
------              -------------------------------

                    Not Applicable

Item 10.            Certification:
-------             --------------

                    Not Applicable


                               Page 7 of 9 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001


                                     WARBURG, PINCUS INVESTORS, L.P.

                                     By: WARBURG, PINCUS & CO., General Partner

                                     By: /s/ Scott A. Arenare
                                         ------------------------------
                                         Scott A. Arenare, Attorney-In-Fact


                                     WARBURG, PINCUS & CO.

                                     By: /s/ Scott A. Arenare
                                         ------------------------------
                                         Scott A. Arenare, Attorney-In-Fact


                                     E.M. WARBURG, PINCUS & CO., LLC

                                     By: /s/ Scott A. Arenare
                                         ------------------------------
                                         Scott A. Arenare, Vice President


                               Page 8 of 9 pages

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                                  EXHIBIT INDEX
                                  -------------

                                      NONE